EXHIBIT 5.1

[Walgreen Co. Letterhead]

January 30, 2004

Dear Ladies and Gentlemen:

I have acted as counsel for Walgreen Co., an Illinois corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company proposes to register 42,000,000 shares of the Company’s Common Stock (the "Shares") and the related Preferred Share Purchase Rights (the "Rights"). The Shares and Rights are issuable in connection with the Share Walgreens Walgreen Co. Stock Purchase/Option Plan (the "Plan"). I have examined such records and documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of the opinion that the Shares and the Rights have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Julian A. Oettinger

Julian A. Oettinger

Senior Vice President,

General Counsel and Secretary